CROSSROADS CAPITAL, INC. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

Crossroads Capital Announces Extension of Stock Repurchase Program and Filing of Quarterly Report on Form 10-Q

May 11, 2017 – Lincoln, NE – The Board of Directors of Crossroads Capital, Inc. (Nasdaq: XRDC) (the “Company”) has authorized a further extension of the Company’s stock repurchase program for an additional six months to expire on November 10, 2017, or until the Company’s conversion to a liquidating trust, whichever is earlier.

Under the repurchase program, the Company is authorized to repurchase shares of its common stock in open market transactions, including through block purchases, depending on prevailing market conditions and other factors, without reliance on the “safe harbor” provisions of Rule 10b-18 under the Securities Exchange Act of 1934, which sets certain restrictions on the method, timing, price and volume of stock repurchases. This stock repurchase program may be extended, modified or discontinued at any time for any reason. Furthermore, the repurchase program does not obligate the Company to acquire any specific number of shares.

In addition, the Company has filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 with the U.S. Securities and Exchange Commission (the “SEC”).

A copy of the Quarterly Report on Form 10-Q is available at www.xroadscap.com within the Investor Relations tab.

About Crossroads Capital, Inc.

Crossroads Capital, Inc. (www.xroadscap.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940. On April 17, 2017, the Company filed a definitive proxy statement with the SEC to seek approval for a Plan of Liquidation pursuant to which the Company plans to convert into a liquidating trust with the sole purpose of liquidating the Company’s assets and distributing the proceeds to the Company’s stockholders and related matters at a special meeting of stockholders. The Company also filed a definitive proxy statement with the SEC on the same date relating to an annual meeting of stockholders seeking a vote on certain nominees to the Company’s Board of Directors and for the ratification of the Company’s independent registered public accounting firm. The Board of Directors has asked that the Company’s stockholders vote each of these proxies.

Investor Relations Contact:	Ben H. Harris
Chief Executive Officer and President
(402) 261-5345
ben@xroadscap.com

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Crossroads Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Crossroads Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Crossroads Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Crossroads Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Crossroads Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.